[Galaxy Nutritional Foods, Inc. Logo]

Contact: Dawn M. Robert, Investor Relations
         Galaxy Nutritional Foods, Inc.
         (407) 854-0433

            GALAXY NUTRITIONAL FOODS COMPLETES SALE OF MANUFACTURING
                       EQUIPMENT FOR $8.7 MILLION IN CASH

ORLANDO, Florida (December 9, 2005) Galaxy Nutritional Foods, Inc. (AMEX:GXY), a leading producer and marketer of nutritious plant-based dairy alternatives for the retail and foodservice markets, announced today that it has completed the sale of substantially all of its manufacturing equipment for $8.7 million in cash. The completion of the transaction follows approval by an overwhelming majority of the Company's shareholders at a Special Meeting of Stockholders on December 5, 2005.

The majority of the proceeds from this transaction was used to extinguish the Beltway Capital term note (formerly held by Wachovia Bank). The remainder of the proceeds from this transaction was used to pay off accrued property taxes.

"We are very pleased that our shareholders overwhelmingly approved the sale of our manufacturing equipment and that we were able to close the transaction on December 8, 2005," stated Michael Broll, Chief Executive Officer of Galaxy Nutritional Foods, Inc. "With an improved balance sheet position following completion of the transaction, reduced debt service following the payment in full of the Beltway Capital term note, and with the outsourcing of our production activities to a leading food manufacturer, Galaxy management will now be able to focus on growing our branded healthy foods product lines through more effective sales and marketing programs."

About Galaxy Nutritional Foods, Inc.

Galaxy  Nutritional   Foods(R)  is  the  leading  producer  of  health-promoting plant-based dairy and dairy-related alternatives for the retail and foodservice markets. An exclusive, new and technologically advanced, safer "hot process" is used to produce these phytonutrient-enriched products, made from nature's best grains - soy, rice and oats. Veggie products are low fat and fat free (saturated fat and trans-fatty acid free), cholesterol and lactose free, are growth hormone and antibiotic free, and have more calcium, vitamins and other minerals than conventional dairy products. Because they are made with plant proteins, the products are more environmentally friendly and economically efficient than dairy products derived solely from animal proteins. Galaxy's products are part of the healthy and natural foods category, the fastest growing segment of the retail food market. Galaxy brand names include: Galaxy Nutritional Foods(R); Veggie(R);
Veggie  Nature's  Alternative(TM);   Veggie  Slices(R);   Soyco(R);  Soymage(R);
Wholesome Valley(R); Lite Bakery(R); and Galaxy Nutritional Foods Smart Choice Cheese Products(R). For more information, please visit Galaxy's website at: www.galaxyfoods.com.
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THIS PRESS RELEASE CONTAINS  "FORWARD-LOOKING"  STATEMENTS WITHIN THE MEANING OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, OR OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THOSE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT UNANTICIPATED EVENTS OR DEVELOPMENTS.


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